Exhibit 10.5

MANAGEMENT SERVICES AGREEMENT
(WITH RESPECT TO SPECIFIED STATE CUSTOMER BASES)

THIS MANAGEMENT SERVICES AGREEMENT (“Agreement”) is made and entered into as of September 30, 2005 at 11:59 p.m. Eastern Time (“Effective Date”) by and among Acceris Management and Acquisition LLC, a Minnesota limited liability company (“Manager”), Acceris Communications Corp., a Delaware corporation (“Company”), and C2 Global Technologies Inc. f/k/a Acceris Communications Inc., a Florida corporation (“ACI” and, together with Company, the “Seller Parties”), and Counsel Corporation, a Canadian company organized under the laws of the province of Ontario (“Counsel”) (collectively the Company, ACI and Counsel are the “Company Parties”) and, for the sole purpose of making the guaranty contained in Section 21, North Central Equity, a Minnesota limited liability company.

BACKGROUND

WHEREAS, the Seller Parties have agreed to retain the Manager to manage the customer accounts in certain states specified on Exhibit A hereto (“Specified States”) during the interim period from the Closing Date to the date of final regulatory approval for the transfer of control of such customer assets under applicable state PUC rules and regulations as provided for under the Asset Purchase Agreement (the “Purchase Agreement”) among the Company Parties and the Manager; and

WHEREAS, the Closing under the Purchase Agreement is occurring as of the Effective Date, however, the receipt of all governmental consents required by the Purchase Agreement has not yet been finalized in the Specified States; and

WHEREAS, the Seller Parties desire to utilize Manager’s services on an exclusive basis to manage, to fullest extent permissible under Law (as defined below), the operations of the customer accounts in the Specified States pending receipt of the foregoing consents and approvals and Manager desires to provide such services to the customers in the Specified States on the terms and subject to the conditions stated herein.

NOW, THEREFORE, in consideration of the above recitals and mutual promises and other good and adequate consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.  Compliance with Applicable Laws and Regulations.

1.1  The Company Parties and Manager desire that this Agreement and the obligations performed hereunder be in substantial and good faith compliance with (i) all applicable rules, regulations and policies of the Federal Communications Commission (“FCC”) and any state public utility commission(s) (the “State PUC(s)”); (ii) the Communications Act of 1934, as amended (the “Act”), 47 U.S.C 151, et seq., (iii) applicable state and provincial laws applicable to the Company Parties and (iv) any other applicable Canadian or US federal, state and local law, regulation or policy (collectively, “Law(s)”).

1.2  It is expressly understood by the parties that nothing in this Agreement is intended to give Manager any right that would be deemed to constitute a transfer of control (as is defined in the Act and/or any applicable FCC or other relevant Law) of any of the applicable licenses from the Company to Manager to the extent prohibited by applicable Law in the Specified States. Each party shall perform its obligations under this Agreement in accordance with applicable Law.

1.3  If any State PUC or other governmental body of competent jurisdiction with regard to the customers in the Specified States determines that a provision of this Agreement violates any applicable Law, or if any State PUC governing the customers in the Specified States has advised the parties, orally or in writing, that the review of any request by the parties for authority for the transactions contemplated hereby will be inordinately delayed or will likely be determined adversely to the parties, the parties will use their respective reasonable efforts to negotiate in good faith to modify this Agreement to the minimum extent necessary so as to comply with such order, decree, action or determination and/or remove any controversy identified by a State PUC without material economic detriment or effect to either party, and to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. This Agreement, as so modified, shall then continue in full force and effect. If change of control approval cannot be obtained in any particular state, Manager shall assist the Company Parties to obtain a buyer for such customers for up to a one year period after the Closing Date. Any proceeds of the sale of such customer base shall be paid to the Manager as additional compensation under this Management Agreement.

2.  Appointment of Manager. The Seller Parties hereby appoint Manager, to the fullest extent permissible under Law, as the sole and exclusive provider of all services necessary or appropriate for the supervision and management of the customers in the Specified States, as described more fully in Section 3 (the “Services”) up until the date of the approval by the applicable state PUC of the change of control approval and the approval of the certifications of the Manager to provide telecommunications services in the applicable states. The Company Parties consent to and agree to the appointment of the Manager. Manager hereby accepts such appointment on the terms and subject to the conditions stated herein.

3.  Scope of the Services.

3.1  Management. During the Term (defined below), and under the supervision, control and direction from time to time of the Company and the Company’s Board of Directors and by its Designated Executive (as defined below), Manager shall establish and implement operational policies and provide general management and direction of the day-to-day operations of the customer bases in the Specified States and shall exercise general supervision and direction of all affairs related to the customer accounts in the Specified States to the fullest extent permissible under Law and shall make decisions with respect to the establishment, provisioning, contracting, billing, customer service and collection of the customer accounts in the Specified States, subject to the reporting duties to the Designated Executive (defined below) and the Company’s Board of Directors.

(a)  Manager agrees to report regularly at mutually agreeable times to the Company’s chief executive officer or a designee of the chief executive officer (“Designated Executive”) concerning the status of the management of the customers in the Specified States, but no less frequently than monthly, unless such update is waived by the Company or the Company Parties.

(b)  Manager shall manage the customers in the Specified States and report to the Designated Executive from time to time as provided for in this Agreement and shall use its best efforts to manage the customers in the Specified States in substantial good faith compliance with its obligations under this Agreement. Manager shall use its good faith best efforts to manage the responsibilities of operating and managing the Company’s operations under this Agreement. Day to day operations shall include customer billing, management of accounts receivables and cash collections relating to the customer accounts in the Specified States and providing working capital to fund the customer accounts receivables with respect to the customer accounts in the Specified States. Manager will be responsible for all costs associated with management of the customer accounts in the Specified States until this Agreement has been terminated or has expired.

4.  Responsibilities of the Company. During the Term the Company Parties shall assist and fully cooperate on a timely basis with Manager in its performance of the Services. Time is of the essence under this Agreement and all Company Parties will work diligently to make decisions and execute any agreements or action plans for the Company in as reasonably expeditious manner as reasonably possible to allow Manager to perform the Services. The Company Parties shall have the Designated Executive available either on site or by telephone during all regular business hours and such Designated Executive shall have full and complete authority to bind the Company to decisions regarding the customer accounts in the Specified States. Without limiting the foregoing, the Company Parties shall undertake the following responsibilities to assist the Manager and to allow the Manager to manage the day to day operations of the Company:

(a)  shall provide Manager with all information and materials in their possession or subject to their control to enable Manager to provide the Services under this Agreement;

(b)  shall perform any acts reasonably necessary to manage the customer accounts in the Specified States, excluding those acts that are to be performed by Manager in connection with the Services, pursuant to and in accordance with the request of Manager;

(c)  shall continue to communicate with third parties, including state regulatory commissions, in cooperation with Manager, including responding to their inquiries, requests and correspondence;

(d)  shall promptly inform Manager, and provide Manager with copies of, all correspondence and communications relating to the Company from third parties; and

(e)  At the request of Manager, they shall cause the Company to timely exercise rights it has under any of the contracts or agreements of the Company with the customers in the Specified States, including, but not limited to, rights, whether in law or equity, with respect to breach, termination, set-off, indemnity, waiver, sub-contracting and assignment and shall execute commitments, agreements, contracts, instruments or agreements as are reasonable for the management of the customer base in the Specified States as requested by the Manager.

5.  Independent Contractor Status of Manager. Manager is an independent contractor in the performance of the Services under this Agreement and shall determine the method, details and means of performing the Services. Without limiting the generality of the foregoing, Manager shall be permitted, in its sole discretion, but in no way shall be required to (i) enter into and perform contracts and agreements in its own name for the furnishing of services, equipment, parts and supplies in connection with the Services, and (ii) recruit and hire and terminate its own employees and independent contractors to provide the Services. Manager shall solely establish the terms and conditions of employment for its employees and shall pay all salaries and other compensation due to such employees.

6.  Compensation. As its compensation for the Services, the Company shall pay Manager a fee equal to the gross collections from customer accounts in the Specified States (determined according to GAAP) during the Term (the “Fee”). The Company Parties shall have no obligation to pay or refund to Manager any amount spent or paid by Manager in its performance of this Agreement, including to or on behalf of a Company Party.

7.  Expenses. Except as may be otherwise specifically provided herein, the parties hereto shall pay their own legal fees, accounting and other expenses incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

8.  Term. The term of this Agreement (the “Term”) shall commence on the Effective Date hereof and shall expire upon the earlier of: (i) one year from the Effective Date; or (ii) the date on which the last state PUC in the Specified States approves the change of control of the customer base to Manager and the telecommunication carrier certifications of the Manager. Upon the termination of this Agreement, neither party shall be further obligated under this Agreement except for the parties’ obligations under the last two sentences of Section 1.3 and their respective indemnification obligations set forth in Section 9. The customer base for each Specified State shall be deemed transferred and all of the Seller Parties right title and interest to such customer accounts shall transfer to the Manager, free and clear of any Encumbrances of the Seller Parties (as that term is defined in the Purchase Agreement) on the applicable date of the order of the applicable state approving the transfer of such customer base from the Company to the Manager and the Manager’s approval of certifications to offer telecommunications services in such Specified States.

9.  Indemnification.

(a)  Subject to the other terms and conditions contained in this Agreement, the Company Parties will indemnify, defend and hold harmless the Manager and any of its Affiliates from and against any and all damages, liabilities, losses, costs and expenses (including all reasonable attorneys’, fees and costs) (collectively, “Losses”) incurred by the Manager arising our of or related to (i) the Company Parties’ breach of this Agreement, or (ii) the defense or disposition of any action, claim, suit, demand, litigation, arbitration, mediation or other proceeding initiated by a third party by or before any governmental entity or arbitral forum (each, an “Action”), whether civil, administrative, investigative or criminal, out of or related to the Manager’s performance under this Agreement. In the event Manager requests indemnification from the Company Parties with respect to the defense of any Action, the Company Parties shall advance such defense costs as Manager may reasonably request. If the Company Parties do not advance such defense costs, Manager shall have no obligation to cooperate or provide information to the Company Parties with respect to their defense of such claims.

(b)  The Company Parties expressly agree that Manager will have no liability to them or any third party based on the failure of the customers in the Specified Sates to achieve profitability, minimize losses, or based upon Manager’s lawful decision-making with respect to management of the customers in the Specified States under this Agreement. Any claim of either party arising under or relating to this Agreement shall be made only against the other party as a corporation or limited liability company, as the case may be, and any liability relating thereto shall be enforceable only against the corporate or limited liability company assets of the party. No party shall seek to pierce the corporate veil or otherwise seek to impose any liability relating to, or arising from, this Agreement against any parent company, Affiliated company, subsidiary, shareholder, employee, officer or director of the other party.

(c)  Notwithstanding anything to the contrary contained in this Section 9 (except for the exception provided for with respect to Manager in 9(a)), the parties shall cooperate with each other in connection with any Action, including keeping each other reasonably informed with respect to the status of any Action and to obtain the benefits of any insurance coverage for third party claims that may be in effect at the time a third party claim is asserted.

10.  Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and confirmation of receipt is obtained promptly after completion of transmission; (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth calendar day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to the Company Parties:	Acceris Communications Corp. c/o Counsel Corporation Scotia Plaza, Suite 3200 40 King Street West Toronto, Ontario M5H 3Y2 Canada Attn: Chief Executive Officer Facsimile: 416-866-3061

Copy to:	Harwell Howard Hyne Gabbert & Manner, P.C. 315 Deaderick Street, Suite 1800 Nashville, TN 37238-1800 Attn: Curtis Capeling Facsimile: 615-251-1059

If to Manager:	Acceris Management and Acquisition LLC 60 South Sixth Street, Suite 2535 Minneapolis, MN 55402 Attention: Drew S. Backstrand, Esq. and Elam Baer Facsimile: 612-455-1022

Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

11.  Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto relating to the subject matter hereof (the management services agreement with respect to only the customer bases in the Specified States), and all prior agreements, correspondence, discussions and understandings of the parties (whether oral or written) relating to the subject matter hereof are merged herein and superseded hereby, it being the intention of the parties hereto that this Agreement and the instruments and agreements contemplated hereby shall serve as the complete and exclusive statement of the terms of their agreement. The Management Services Agreement dated May 19, 2005 is expressly terminated as of the Effective Date.

12.  Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party (by contract, operation of law, change of control or otherwise) without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

13.  Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

14.  Severability. Each provision of this Agreement is intended to be severable. Should any provision of this Agreement or the application thereof be judicially, or by arbitral award, declared to be or become illegal, invalid, unenforceable or void, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties.

15.  Governing Law; Venue and Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Illinois, without regard to the conflict of law rules of Illinois or any other state. The parties hereto consent to the exclusive venue and jurisdiction of an appropriate federal or state court in Cook County, Illinois for any suit or action arising out of or related to this Agreement. The parties hereto waive any arguments of forum non conveniens in any matter relating to this Agreement.

16.  Parties in Interest—No Third Party Beneficiaries. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to the Company Parties or Manager. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Company Parties or Manager.

17.  Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

18.  Counterparts. This Agreement may be executed in one or more original or facsimile counterparts, all of which shall be considered but one and the same agreement, and shall become effective when one or more such counterparts have been executed by each of the parties and delivered to the other parties. This Agreement may be executed in facsimile copy with the same binding effect as an original.

19.  Interpretation. Except as otherwise provided or if the context otherwise requires, whenever used in this Agreement, (a) any noun or pronoun shall be deemed to include the plural and the singular, (b) the terms “include” and “including” shall be deemed to be followed by the phrase “without limitation,” (c) unless the context otherwise requires, all references to Sections refer to Sections of this Agreement, (d) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (e) any definition of or reference to any Law, agreement, instrument or other document herein will be construed as referring to such Law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (f) any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder, and (g) any use of “Dollars” or “$” shall refer to United States dollars and any component thereof. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

20.  WAIVER OF JURY TRIAL. COMPANY PARTIES AND THE MANAGER EACH ACKNOWLEDGE THAT, AS TO ANY AND ALL DISPUTES THAT MAY ARISE BETWEEN THE PARTIES, THE COMMERCIAL NATURE OF THE TRANSACTION OUT OF WHICH THIS AGREEMENT ARISES WOULD MAKE ANY SUCH DISPUTE UNSUITABLE FOR TRIAL BY JURY. ACCORDINGLY, THE PARTIES BY THEIR ACCEPTANCE OF THIS AGREEMENT WAIVE ANY RIGHT TO TRIAL BY JURY AS TO ANY AND ALL DISPUTES THAT MAY ARISE RELATING TO THIS AGREEMENT OR TO ANY OF THE OTHER INSTRUMENTS OR DOCUMENTS EXECUTED IN CONNECTION HEREWITH.

21.     Guaranty. Guarantor hereby guarantees to the Company Parties the full and prompt performance and payment of the Manager’s obligations under Section 3.1 (b) of this Agreement (the “Guaranteed Obligations”). Any act of the Company Parties consisting of a waiver of any of the terms, covenants or conditions of the Guaranteed Obligations, or the giving of any consent to any matter or thing relating to the Guaranteed Obligations, or the granting of any indulgences or extensions of time to the Manager or Guarantor, may be done without notice to Guarantor and without releasing the obligations of Guarantor hereunder. The obligations of Guarantor hereunder shall not be released by any of the Company Parties’ receipt, application or release of any security given for the payment, performance and observance of any of the Guaranteed Obligations. Similarly, the obligations of Guarantor hereunder shall not be released by any modification of any of the terms of the Guaranteed Obligations made by the Company Parties and the Manager, but in the case of any such modification, the liability of Guarantor shall be deemed modified in accordance with the terms of any such modification. The liability of Guarantor hereunder shall in no way be affected by (a) the release or discharge of the Manager in any creditors’ receivership, bankruptcy or other proceedings, (b) the impairment, limitation or modification of the liability of the Manager or the estate of the Manager in bankruptcy, or of any remedy for the enforcement of any of the Guaranteed Obligations resulting from the operation of any present or future provision of the Federal bankruptcy law or any other statute or the decision of any court, (c) the rejection or disaffirmance of any instrument, document or agreement evidencing any of the Guaranteed Obligations in any such proceedings, (d) the assignment or transfer of any of the Guaranteed Obligations by the Company Parties, (e) the cessation from any cause whatsoever of the liability of the Manager with respect to the Guaranteed Obligations. This is a guaranty of payment and performance and not of collection. The liability of Guarantor hereunder shall be direct and immediate and not conditional or contingent upon the pursuit of any remedies against the Manager or any other person, nor against any collateral available to the Company Parties. Guarantor hereby waives any right to require that an action be brought against Manager or any other person or to require that resort be had to any collateral in favor of the Company Parties prior to discharging its obligations hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

MANAGER:

ACCERIS MANAGEMENT AND ACQUISITION LLC

Name: Elam Baer Title: Chief Executive Officer

COMPANY PARTIES:

COUNSEL CORPORATION

Name: _________________________________________________________________ Title: __________________________________________________________________

C2 GLOBAL TECHNOLOGIES INC. F/K/A ACCERIS COMMUNICATIONS INC.

Name: _________________________________________________________________ Title: __________________________________________________________________

ACCERIS COMMUNICATIONS CORP.

Name: _________________________________________________________________ Title: __________________________________________________________________

GUARANTOR:

NORTH CENTRAL EQUITY LLC

Name: Elam Baer Title: Chief Executive Officer

(SIGNATURE PAGE TO MANAGEMENT SERVICES AGREEMENT
WITH RESPECT TO SPECIFIED STATE CUSTOMER BASES)]

EXHIBIT A

SPECIFIED STATE CUSTOMER BASES MANAGED UNDER MANAGEMENT SERVICES AGREEMENT

1.	CONNETICUT
2.	FLORIDA
3.	HAWAII
4.	LOUISIANA
5.	NEVADA
6.	NEW YORK
(with respect solely to the filing and effectiveness of the Manager’s Tariff at the NY PUC)
7.	NEW JERSEY
8.	PENNSYLVANIA
9.	SOUTH CAROLINA